Exhibit 99.1

ATI Physical Therapy Reports Fourth Quarter and Full Year 2021 Results

Company Provides 2022 Earnings Guidance

BOLINGBROOK, IL – February 25, 2022 – ATI Physical Therapy – (“ATI” or the “Company”) (NYSE: ATIP), the largest single-branded outpatient physical therapy provider in the United States, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“We achieved our revenue guidance for the year and approximated the low end of our Adjusted EBITDA1 range.” said Jack Larsen, Executive Chairman of ATI Physical Therapy. “Despite a pronounced impact from recent COVID variants on daily operations, disrupting both patient scheduling and clinical staff attendance, our nationwide team stayed true to our central mission to deliver high quality care and service to our customers as illustrated by an increase in our Net Promotor Score to 78 from 73 during the third quarter and a Google Star Rating of 4.8.”

Mr. Larsen continued, “During the quarter, we also saw increased therapist retention, with annualized clinician turnover declining 400 basis points quarter over quarter, and clinical FTE increasing to nearly 2,500. Moreover, we refreshed our sales and marketing strategy and have identified high priority channels for our field-based sales team, working closely with our clinic directors, to drive referrals and visits throughout the year.”

Joe Jordan, Chief Financial Officer of ATI Physical Therapy, added, “As discussed below, we refinanced our first lien term loan this week with a new credit agreement and revolving credit facility and issued perpetual preferred stock with detachable warrants. With this refinancing transaction, we reduced leverage and increased liquidity in order to establish a strong footing to support operations and invest in our people and growth strategies as we work to continue scaling the business.”

Fourth Quarter 2021 Results

Supplemental tables of key performance metrics for the first quarter of 2019 through the fourth quarter of 2021 are presented after the financial statements at the end of this press release. Commentary on performance results in the fourth quarter of 2021 is as follows:

•

Net operating revenue was $155.8 million compared to $159.0 million in the third quarter of 2021 and $153.1 million in the fourth quarter of 2020, a decrease of 2.0% quarter over quarter and an increase of 1.7% year over year.

•

Net patient revenue was $140.3 million compared to $141.9 million in the third quarter of 2021 and $136.8 million in the fourth quarter of 2020, a decrease of 1.1% quarter over quarter and an increase of 2.5% year over year. See below for discussion of drivers to net patient revenue, i.e. patient visits and Rate per Visit.

[1]	Refer to “Non-GAAP Financial Measures” below.

•

Other revenue was $15.5 million compared to $17.2 million in the third quarter of 2021 and $16.3 million in the fourth quarter of 2020, a decrease of 9.7% quarter over quarter and a decrease of 4.8% year over year. The decrease was primarily due to sale of the Home Health service line on October 1, 2021.

•

Visits per Day (“VPD”) were 20,649 compared to 20,674 in the third quarter of 2021 and 19,441 in the fourth quarter of 2020, essentially flat quarter over quarter and an increase of 6.2% year over year.

VPD per Clinic was 22.8 compared to 23.1 in the third quarter of 2021 and 22.2 in the fourth quarter of 2020, a decrease of 0.3 quarter over quarter and an increase of 0.6 year over year. During the last 2 weeks in December 2021, there was a significant negative impact to visits across our platform as the Omicron wave of COVID caused an increase in patient appointment cancellations, clinical staff sick absences, and overall decline in referral volume.

•

Rate per Visit was $104.51 compared to $105.56 in the third quarter of 2021 and $109.98 in the fourth quarter of 2020, a decrease of 1.0% quarter over quarter and 5.0% year over year. The decreases were primarily due to continued unfavorable incremental mix shifts in payor classes, states and services.

•

Salaries and related costs were $88.1 million compared to $86.8 million in the third quarter of 2021 and $79.1 million in the fourth quarter of 2020, an increase of 1.4% quarter over quarter and 11.3% year over year due to lower labor productivity and wage inflation.

PT salaries and related costs per Visit were $55.73 compared to $53.70 in the third quarter of 2021 and $52.16 in the fourth quarter of 2020, an increase of 3.8% quarter over quarter and 6.9% year over year. The increases were due to lower labor productivity of 8.3 VPD per clinical FTE compared to 8.8 in both the third quarter of 2021 and the fourth quarter of 2020. The year over year increase was also due to wage inflation experienced in certain pockets of the country in 2021 compared to 2020.

•

Rent, clinic supplies, contract labor and other was $47.8 million compared to $45.8 million in the third quarter of 2021 and $42.8 million in the fourth quarter of 2020, an increase of 4.4% quarter over quarter and an increase of 11.6% year over year due to more clinics, higher use of contract labor, and higher advertising expenses.

PT rent, clinic supplies, contract labor and other per Clinic was $50,976 compared to $49,499 in the third quarter of 2021 and $47,168 in the fourth quarter of 2020, an increase of 3.0% quarter over quarter and 8.1% year over year. The sequential quarter and year over year increases were primarily driven by greater use of contract labor while we worked to fill open positions. An additional contributor was higher advertising expenditures.

•

Provision for doubtful accounts was $2.1 million compared to $3.5 million in the third quarter of 2021 and $3.3 million in the fourth quarter of 2020. PT provision as a percent of net patient revenue was 1.5% compared to 2.5% in the third quarter of 2021 and 2.4% in the fourth quarter of 2020, reflecting improved collections.

•

Selling, general and administrative expenses were $29.9 million compared to $30.8 million in the third quarter of 2021 and $30.0 million in the fourth quarter of 2020, a decrease of 2.9% quarter over quarter and 0.5% year over year primarily due to variations in non-recurring expenditures.

•	Income tax benefit was $12.4 million compared to $28.3 million in the third quarter of 2021 and $2.0 million in the fourth quarter of 2020.

•

Net income (loss) was $8.7 million compared to $(333.8) million in the third quarter of 2021 and $2.2 million in the fourth quarter of 2020. The third quarter 2021 net loss included significant non-cash items, notably goodwill and intangible asset impairment charges of $(509.0) million and change in fair value of warrant liability and contingent common shares liability of $162.2 million. The non-cash change in fair value of warrant liability and contingent common shares liability in the fourth quarter of 2021 was $10.0 million.

•

Adjusted EBITDA[1] was $1.6 million compared to $8.5 million in the third quarter of 2021 and $18.6 million (excluding CARES Act Provider Relief Funds of $24.1 million) in the fourth quarter of 2020, a decrease of 80.8% quarter over quarter and 91.2% year over year. The sequential quarter decrease was primarily driven by lower revenue and higher salaries and related costs and higher rent, clinic supplies, and contract labor costs.

Adjusted EBITDA margin was 1.1% compared to 5.4% in the third quarter of 2021 and 12.2% (excluding CARES Act Provider Relief Funds) in the fourth quarter of 2020.

•

Net (decrease) increase in cash was $(17.5) million compared to $(24.5) million in the third quarter of 2021 and $11.9 million in the fourth quarter of 2020. Cash use in the fourth quarter of 2021 included $9.2 million in connection with the Medicare Accelerated and Advance Payment Program (“MAAPP”) and deferral of the employer portion of Social Security taxes under the CARES Act.

Summary of key balance sheet items as of December 31, 2021 is as follows:

•

Cash and cash equivalents totaled $48.6 million, and the revolving credit facility was undrawn with available capacity of $19.8 million, net of usage by letters of credit, equaling $68.4 million in available liquidity.

Other notable achievements and/or news in the fourth quarter of 2021 were as follows:

•

Opened 20 new clinics in existing states, including Georgia, Massachusetts, Michigan, and Texas; and closed 10 clinics primarily in Illinois. This brings the total number of clinics for the year to 910. The company continues to capitalize on growth opportunities in individual markets, while optimizing its footprint and financial return in other local markets.

•	Net Promotor Score (“NPS”) of 78 and Google Star Rating of 4.8, reflecting continued high customer satisfaction and brand loyalty.

[1]	Refer to “Non-GAAP Financial Measures” below.

Full Year 2021 Results

Commentary on performance results for the full year 2021 is as follows:

•	Net operating revenue was $627.9 million compared to $592.3 million for the full year 2020, an increase of 6.0% year over year.

•	Net patient revenue was $561.1 million compared to $529.6 million for the full year 2020, an increase of 5.9% year over year.

•	Other revenue was $66.8 million compared to $62.7 million for the full year 2020, an increase of 6.6% year over year.

•	Salaries and related costs were $336.5 million compared to $306.5 million for the full year 2020, an increase of 9.8% year over year.

•	Rent, clinic supplies, contract labor and other was $180.9 million compared to $166.1 million for the full year 2020, an increase of 8.9% year over year.

•	Provision for doubtful accounts was $16.4 million compared to $16.2 million for the full year 2020. Provision as a percent of net operating revenue was 2.6% compared to 2.7% for the full year 2020.

•	Selling, general and administrative expenses were $111.8 million compared to $104.3 million for the full year 2020, an increase of 7.2% year over year.

•

Non-cash goodwill and intangible asset impairment charges totaled $962.3 million. As a result of revisions to our forecasts reported in July and October 2021, including the factors related to our revisions of the forecasts, it was determined that the fair value amounts of goodwill and trade name were below their respective carrying amounts.

•	Income tax benefit was $71.0 million compared to an expense of $2.1 million for the full year 2020.

•	Net (loss) income was $(782.0) million compared to $(0.3) million for the full year 2020.

•	Adjusted EBITDA[1] was $39.8 million compared to $63.6 million (excluding CARES Act Provider Relief Funds of $91.5 million) for the full year 2020, a decrease of 37.5% year over year.

Adjusted EBITDA margin was 6.3% compared to 10.7% (excluding CARES Act Provider Relief Funds) for the full year 2020.

•	Net (decrease) increase in cash was approximately $(93.5) million compared to an increase of $103.8 million in cash for the full year 2020.

[1]	Refer to “Non-GAAP Financial Measures” below.

Refinancing and Equity Issuance

In February 2022, we entered into a new credit agreement for a $500 million term loan maturing in 2028 and executed a new $50 million revolving credit facility maturing in 2027. Additionally, we issued $165 million in Series A perpetual preferred stock accruing a dividend (payable in kind) at 12% per annum, subject to adjustments in certain circumstances, with approximately 11.5 million detachable warrants to purchase shares of our common stock. The warrants represent 5.5% of our common stock on a fully-diluted basis. Proceeds from the transaction were used to pay off the previously outstanding term loan of $555 million due in 2023, pay fees on the transaction, and add approximately $77 million to our balance sheet providing capital to support operations and accelerate growth. See our Form 8-K filed on February 25, 2022 for additional information.

2022 Guidance

For the full year 2022, ATI expects net operating revenue to be in a range of $675 million to $705 million, which represents approximately 7.5% to 12.3% year over year growth. We anticipate continuing to ramp visits steadily throughout 2022 as we continue to grow clinical headcount and execute on the sales and marketing strategy put in place at the end of 2021. We expect Adjusted EBITDA1 will ramp throughout 2022 as revenue ramps, however, we expect a higher expense ratio early in 2022 as we have made the decision to hire clinicians in advance of volume improvements anticipated from our sales and marketing strategy. Adjusted EBITDA for 2022 is expected to be in a range of $25 million to $35 million.

As we reignite prior referral relationships and set the groundwork to build long-term connections with new target referral providers, we expect to return to pre-COVID visit volumes by the end of 2022.

While we continue to ramp our existing clinics, we are also seeing incremental growth opportunities in select markets and accordingly expect to open approximately 35 new clinics in 2022.

Fourth Quarter and Year End 2021 Earnings Conference Call

Management will host a conference call at 8:00 a.m. Eastern Time on February 25, 2022 to review fourth quarter and full year 2021 financial results. The conference call can be accessed via a live audio webcast. To join, please access the following web link, Q4 2021 Year-End Earnings Conference Call, on the Company’s Investor Relations website at https://investors.atipt.com at least 15 minutes early to register, and download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our more than 900 locations in 25 states. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards that deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

[1]	Refer to “Non-GAAP Financial Measures” below.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding 2022 forecast and other estimates of financial and performance metrics and market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of ATI’s management and are not predictions of actual performance. These forward-looking statements are estimates only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of ATI. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to:

(i)	changes in domestic business, market, financial, political and legal conditions, including shifts and trends in payor mix;

(ii)	the ability to execute on our sales and marketing strategies;

(iii)	the ability to maintain the listing of the Company’s securities on NYSE;

(iv)	the ability of the Company to realize the anticipated benefits of the business combination;

(v)

risks related to the rollout of ATI’s business strategy, including but not limited to ramping of visits, growing clinical headcount, and opening new clinics, and the timing of expected business milestones;

(vi)

the effects of competition on ATI’s future business and the ability of ATI to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

(vii)	the ability of the Company to retain and to hire physical therapists consistent with its business plan;

(viii)	the ability of the Company to develop new and retain and expand relationships with referral sources;

(ix)	the outcome of any legal proceedings or regulatory investigations that have or may be instituted against the Company or any of its directors or officers;

(x)	the ability of the company to comply with its covenants in its credit facility and preferred stock financing arrangements or to redeem preferred stock;

(xi)	the ability of the Company to issue equity or equity-linked securities or obtain debt financing in the future;

(xii)	risks related to political and macroeconomic uncertainty;

(xiii)	the impact of the global COVID-19 pandemic (and existing or emerging variants) on any of the foregoing risks;

(xiv)	risks related to the impact on our workforce of mandatory COVID-19 vaccination of employees; and

those factors discussed in our amended S-1 registration statement filed with the SEC on July 28, 2021 under the heading “Risk Factors,” and our Form 10-K for the fiscal year ended December 31, 2021 and other documents filed, or to be filed, by ATI with the SEC.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements, including our forecast update. There may be additional risks that ATI does not presently know or that ATI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements in this communication reflect ATI’s expectations, plans or forecasts of future events and views as of the date of this communication. ATI anticipates that subsequent events and developments will cause ATI’s assessments with respect to these forward-looking statements to change. However, while ATI may elect to update these forward-looking statements at some point in the future, ATI specifically disclaims any obligation to publicly update any forward-looking statement, whether written or oral, which may be made from time to time, whether as a result of new information, future developments or otherwise, unless required by applicable law. These forward-looking statements should not be relied upon as representing ATI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” We believe Adjusted EBITDA and Adjusted EBITDA margin (i.e. Adjusted EBITDA divided by Net Operating Revenue) assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures. We are unable to provide a reconciliation between forward-looking Adjusted EBITDA to its comparable GAAP financial measure without unreasonable effort, due to the high difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy by the date of this release.

Contact:

Joanne Fong

SVP, Treasurer and Investor Relations

(630) 296-2222 x 7131

investors@atipt.com

ATI Physical Therapy

Condensed Consolidated Statements of Operations

($ in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net patient revenue	$140,275	$136,840	$561,080	$529,585
Other revenue	15,488	16,266	66,791	62,668

Net operating revenue	155,763	153,106	627,871	592,253
Clinic operating costs:
Salaries and related costs	88,087	79,117	336,496	306,471
Rent, clinic supplies, contract labor and other	47,792	42,824	180,932	166,144
Provision for doubtful accounts	2,099	3,332	16,369	16,231

Total clinic operating costs	137,978	125,273	533,797	488,846
Selling, general and administrative expenses	29,897	30,032	111,809	104,320
Goodwill and intangible asset impairment charges	—	—	962,303	—

Operating loss	(12,112)	(2,199)	(980,038)	(913)
Change in fair value of warrant liability	(2,171)	—	(22,595)	—
Change in fair value of contingent common shares liability	(7,875)	—	(175,140)	—
Loss on settlement of redeemable preferred stock	—	—	14,037	—
Interest expense, net	7,215	16,404	46,320	69,291
Interest expense on redeemable preferred stock	—	5,154	10,087	19,031
Other (income) expense, net	(5,590)	(23,914)	241	(91,002)

(Loss) income before taxes	(3,691)	157	(852,988)	1,767
Income tax (benefit) expense	(12,427)	(2,033)	(70,960)	2,065

Net income (loss)	8,736	2,190	(782,028)	(298)

ATI Physical Therapy

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$48,616	$142,128
Accounts receivable (net of allowance for doubtful accounts of $53,533 and $69,693 at December 31, 2021 and December 31, 2020, respectively)	82,455	90,707
Prepaid expenses	9,303	3,859
Other current assets	3,204	2,168

Total current assets	143,578	238,862
Non-current assets:
Property and equipment, net	139,730	137,174
Operating lease right-of-use assets	256,646	258,227
Goodwill, net	608,811	1,330,085
Trade name and other intangible assets, net	411,696	644,339
Other non-current assets	2,233	1,685

Total assets	$1,562,694	$2,610,372

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,146	$12,148
Accrued expenses and other liabilities	64,584	70,690
Current portion of operating lease liabilities	49,433	52,395
Current portion of long-term debt	8,167	8,167

Total current liabilities	137,330	143,400
Long-term debt, net	543,799	991,418
Redeemable preferred stock	—	163,329
Warrant liability	4,341	—
Contingent common shares liability	45,360	—
Deferred income tax liabilities	67,459	138,547
Operating lease liabilities	250,597	253,990
Other non-current liabilities	2,301	18,571

Total liabilities	1,051,187	1,709,255
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1.0 million shares authorized; none issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 207.4 million shares issued, 197.4 million shares outstanding at December 31, 2021; 138.9 million shares issued, 128.3 million shares outstanding at December 31, 2020	20	13
Treasury stock, at cost, 0.03 million shares and none at December 31, 2021 and 2020, respectively	(95)	—
Additional paid-in capital	1,351,597	954,728
Accumulated other comprehensive income (loss)	28	(1,907)
Accumulated deficit	(847,132)	(68,804)

Total ATI Physical Therapy, Inc. equity	504,418	884,030
Non-controlling interests	7,089	17,087

Total stockholders’ equity	511,507	901,117

Total liabilities and stockholders’ equity	$1,562,694	$2,610,372

ATI Physical Therapy

Condensed Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Year Ended
	December 31, 2021	December 31, 2020
Operating activities:
Net loss	$(782,028)	$(298)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill and intangible asset impairment charges	962,303	—
Depreciation and amortization	37,995	39,700
Provision for doubtful accounts	16,369	16,231
Deferred income tax provision	(71,088)	1,814
Amortization of right-of-use assets	45,536	44,526
Share-based compensation	5,754	1,936
Amortization of debt issuance costs and original issue discount	3,252	4,109
Non-cash interest expense	—	6,335
Non-cash interest expense on redeemable preferred stock	10,087	19,031
Loss on extinguishment of debt	5,534	—
Loss on settlement of redeemable preferred stock	14,037	—
(Gain) loss on disposal and impairment of assets	(5,189)	469
Loss on lease terminations and impairment	—	3,863
Change in fair value of warrant liability	(22,595)	—
Change in fair value of contingent common shares liability	(175,140)	—
Changes in:
Accounts receivable, net	(10,201)	(3,307)
Prepaid expenses and other current assets	(6,688)	4,841
Other non-current assets	(284)	413
Accounts payable	1,831	798
Accrued expenses and other liabilities	(5,288)	9,174
Operating lease liabilities	(50,942)	(42,819)
Other non-current liabilities	861	5,056
Medicare Accelerated and Advance Payment Program Funds	(12,605)	26,732
Transaction-related amount due to former owners	(3,611)	—

Net cash (used in) provided by operating activities	(42,100)	138,604

Investing activities:
Purchases of property and equipment	(40,293)	(21,887)
Purchases of intangible assets	(1,675)	(250)
Proceeds from sale of property and equipment	223	328
Proceeds from sale of clinics	248	—
Proceeds from sale of Home Health service line	6,131	—
Business acquisitions, net of cash acquired	(4,523)	—

Net cash used in investing activities	(39,889)	(21,809)

Financing activities:
Deferred financing costs	—	(350)
Principal payments on long-term debt	(456,202)	(8,167)
Proceeds from revolving line of credit	—	68,750
Payments on revolving line of credit	—	(68,750)
Cash inflow from Business Combination	229,338	—
Payments to Series A Preferred stockholders	(59,000)	—
Proceeds from shares issued through PIPE investment	300,000	—
Payments for equity issuance costs	(19,233)	—
Taxes paid on behalf of employees for shares withheld	(128)	—
Distribution to non-controlling interest holder	(6,298)	(4,453)

Net cash used in financing activities	(11,523)	(12,970)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(93,512)	103,825
Cash and cash equivalents at beginning of period	142,128	38,303

Cash and cash equivalents at end of period	$48,616	$142,128

Supplemental noncash disclosures:
Derivative changes in fair value	$(1,935)	$582
Purchases of property and equipment in accounts payable	$4,177	$3,010
Warrant liability recognized upon the closing of the Business Combination	$(26,936)	$—
Contingent common shares liability recognized upon the closing of the Business Combination	$(220,500)	$—
Shares issued to Wilco Holdco Series A Preferred stockholders	$128,453	$—
Other supplemental disclosures:
Cash paid for interest	$41,937	$58,421
Cash paid for (received from) taxes	$81	$(1,098)

ATI Physical Therapy

Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000’s)
	Net Patient Revenue	Other Revenue	Net Operating Revenue	Adjusted EBITDA(1)	Adj EBITDA margin(1)
Q1 2019	$170,940	$16,277	$187,217	$25,989	13.9%
Q2 2019	$182,757	$16,015	$198,772	$33,342	16.8%
Q3 2019	$179,561	$16,624	$196,185	$29,455	15.0%
Q4 2019	$184,338	$18,946	$203,284	$39,606	19.5%
Q1 2020	$164,939	$17,799	$182,738	$26,487	14.5%
Q2 2020	$95,003	$12,751	$107,754	$1,189	1.1%
Q3 2020	$132,803	$15,852	$148,655	$17,321	11.7%
Q4 2020	$136,840	$16,266	$153,106	$18,622	12.2%
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,855	$17,158	$159,013	$8,539	5.4%
Q4 2021	$140,275	$15,488	$155,763	$1,643	1.1%

(1)	Excludes CARES Act Provider Relief Funds of $44.3 million in the second quarter of 2020, $23.1 million in the third quarter of 2020, and $24.1 million in the fourth quarter of 2020.

	Operational Metrics: PT Clinics
	Ending Clinic Count	Visits per Day(1)	Clinical FTE(2)	VPD per cFTE(3)	Annualized Clinician Adds%(4)	Annualized Clinician Turnover %(5)
Q1 2019	825	24,142	2,833	8.5	20%	19%
Q2 2019	836	25,527	2,862	8.9	26%	21%
Q3 2019	847	25,229	2,901	8.7	37%	26%
Q4 2019	872	25,693	2,936	8.8	17%	26%
Q1 2020	868	22,855	2,841	8.0	17%	22%
Q2 2020	866	12,643	1,487	8.5	0%	20%
Q3 2020	873	18,159	2,004	9.1	9%	82%
Q4 2020	875	19,441	2,214	8.8	43%	34%
Q1 2021	882	19,520	2,284	8.5	44%	32%
Q2 2021	889	21,569	2,325	9.3	44%	44%
Q3 2021	900	20,674	2,359	8.8	63%	41%
Q4 2021	910	20,649	2,490	8.3	44%	37%

(1)	Equals patient visits divided by operating days.
(2)	Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)	Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)	Represents clinician headcount new hire adds divided by average clinician headcount, multiplied by 4 to annualize.
(5)	Represents clinician headcount separations divided by average clinician headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	PT Revenue per Clinic(1)	VPD per Clinic(2)	PT Rate per Visit(3)	PT Salaries per Visit(4)	PT Rent and Other per Clinic(5)	PT Provision as % PT Revenue(6)
Q1 2019	$208,803	29.5	$112.39	$57.21	$48,682	4.3%
Q2 2019	$219,748	30.7	$111.87	$55.21	$48,130	3.2%
Q3 2019	$213,255	30.0	$111.21	$56.47	$48,995	2.8%
Q4 2019	$213,767	29.8	$112.10	$54.65	$47,843	2.1%
Q1 2020	$189,658	26.3	$112.76	$55.11	$50,258	3.6%
Q2 2020	$109,872	14.6	$117.41	$53.39	$43,621	4.1%
Q3 2020	$152,472	20.8	$112.51	$53.83	$44,140	2.2%
Q4 2020	$155,913	22.2	$109.98	$52.16	$47,168	2.4%
Q1 2021	$150,536	22.2	$107.56	$54.14	$47,722	5.4%
Q2 2021	$165,241	24.3	$106.26	$48.22	$47,857	2.4%
Q3 2021	$158,556	23.1	$105.56	$53.70	$49,499	2.5%
Q4 2021	$154,772	22.8	$104.51	$55.73	$50,976	1.5%

(1)	Equals Net Patient Revenue divided by average clinics over the quarter.
(2)	Equals patient visits divided by operating days divided by average clinics over the quarter
(3)	Equals Net Patient Revenue divided by patient visits.
(4)	Equals estimated patient-related portion of Salaries and Related Costs divided by patient visits.
(5)	Equals estimated patient-related portion of Rent, Clinic Supplies, Contract Labor and Other divided by average clinics over the quarter.
(6)	Equals estimated patient-related portion of Provision for Doubtful Accounts divided by Net Patient Revenue.

	Customer Satisfaction Metrics
	Net Promoter Score(1)	Google Star Rating(2)
Q1 2019	77	4.6
Q2 2019	79	4.9
Q3 2019	78	4.9
Q4 2019	79	4.8
Q1 2020	77	4.9
Q2 2020	77	4.9
Q3 2020	78	4.6
Q4 2020	76	4.7
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9
Q4 2021	78	4.8

(1)	NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promoters less the percentage of detractors.
(2)

A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Year Ended
	December 31, 2021	December 31, 2020
Net (loss) income	$(782,028)	$(298)
Plus (minus):
Net loss (income) attributable to non-controlling interest	3,700	(5,073)
Interest expense, net	46,320	69,291
Interest expense on redeemable preferred stock	10,087	19,031
Income tax (benefit) expense	(70,960)	2,065
Depreciation and amortization expense	37,995	39,700

EBITDA	$(754,886)	$124,716
Goodwill and intangible asset impairment charges(1)	962,303	—
Goodwill and intangible asset impairment charges attributable to non-controlling interest(1)	(7,949)	—
Changes in fair value of warrant liability and contingent common shares liability(2)	(197,735)	—
Loss on settlement of redeemable preferred stock(3)	14,037	—
Transaction and integration costs(4)	9,788	4,790
Gain on sale of Home Health service line, net	(5,846)	—
Share-based compensation	5,769	1,936
Loss on debt extinguishment(5)	5,534	—
Reorganization and severance costs(6)	3,913	7,512
Non-ordinary legal and regulatory matters(7)	2,914	—
Pre-opening de novo costs(8)	1,929	1,565
Business optimization costs(9)	—	10,377
Charges related to lease terminations(10)	—	4,253

Adjusted EBITDA	$39,771	$155,149

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.

(2)	Represents non-cash amounts related to the change in the estimated fair value of Warrants, Earnout Shares and Vesting Shares.

(3)

Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the Business Combination with FVAC II.

(4)

Represents costs related to the Business Combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)

Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(6)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.

(7)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaints, derivative complaint and SEC inquiry.

(8)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(9)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

(10)	Represents charges related to lease terminations prior to the end of term for corporate facilities no longer in use.

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income (loss)	$8,736	($333,820)	($439,126)	($17,818)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(869)	2,109	3,769	(1,309)
Interest expense, net	7,215	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	—	4,779	5,308
Income tax (benefit) expense	(12,427)	(28,287)	(19,731)	(10,515)
Depreciation and amortization expense	10,005	9,222	9,149	9,619

EBITDA	12,660	(343,390)	(425,528)	1,372
Goodwill and intangible asset impairment charges(1)	—	508,972	453,331	—
Goodwill and intangible asset impairment charges attributable to non-controlling interest(1)	—	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability(2)	(10,046)	(162,202)	(25,487)	—
Gain on sale of Home Health service line, net	(5,846)	—	—	—
Reorganization and severance costs(3)	—	3,551	—	362
Transaction and integration costs(4)	955	2,335	3,580	2,918
Share-based compensation	905	1,248	3,112	504
Pre-opening de novo costs(5)	543	511	441	434
Non-ordinary legal and regulatory matters(6)	2,472	442	—	—
Loss on debt extinguishment(7)	—	—	5,534	—
Loss on settlement of redeemable preferred stock(8)	—	—	14,037	—

Adjusted EBITDA	$1,643	$8,539	$23,999	$5,590

(1)	Represents non-cash charges related to the write-down of goodwill and trade name indefinite-lived intangible assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of Warrants, Earnout Shares and Vesting Shares.
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)

Represents costs related to the Company’s business combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents non-ordinary course legal costs related to the previously-disclosed ATIP shareholder class action complaints, derivative complaint and SEC inquiry.
(7)

Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(8)

Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the business combination with FVAC II.

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net income (loss)	$2,190	$1,022	$4,596	($8,106)
Plus (minus):
Net income attributable to non-controlling interests	(987)	(901)	(1,855)	(1,330)
Interest expense, net	16,404	17,346	17,683	17,858
Interest expense on redeemable preferred stock	5,154	4,896	4,604	4,377
Income tax (benefit) expense	(2,033)	2,322	3,568	(1,792)
Depreciation and amortization expense	10,072	9,880	9,763	9,985

EBITDA	30,800	34,565	38,359	20,992
Reorganization and severance costs(1)	679	4,436	1,255	1,142
Transaction and integration costs(2)	3,747	75	100	868
Share-based compensation	503	473	466	494
Pre-opening de novo costs(3)	335	368	268	594
Business optimization costs(4)	2,450	519	5,011	2,397
Charges related to lease terminations(5)	4,253	—	—	—

Adjusted EBITDA	$42,767	$40,436	$45,459	$26,487

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)

Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

(5)	Represents charges related to lease terminations prior to the end of term for corporate facilities no longer in use.

ATI Physical Therapy

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income (loss)	$31,914	($6,046)	($4,816)	($11,303)
Plus (minus):
Net income attributable to non-controlling interests	(1,234)	(878)	(933)	(1,355)
Interest expense, net	18,022	19,263	19,927	19,760
Interest expense on redeemable preferred stock	4,206	4,000	3,763	3,542
Income tax benefit	(36,095)	(2,055)	(1,825)	(4,044)
Depreciation and amortization expense	9,884	9,567	9,635	10,018

EBITDA	26,697	23,851	25,751	16,618
Reorganization and severance costs(1)	3,401	120	775	4,035
Transaction and integration costs(2)	3,998	198	310	29
Share-based compensation	(57)	559	795	525
Pre-opening de novo costs(3)	438	757	487	593
Business optimization costs(4)	5,129	3,970	5,224	4,189

Adjusted EBITDA	$39,606	$29,455	$33,342	$25,989

(1)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(2)

Represents costs related to the Company’s business combination with FVAC II, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(3)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(4)

Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.